Exhibit 10.3

Description of Non-Employee Director Compensation Program

            On July 14, 2010, the Company’s Board of Directors (“Board”) of Pro-Dex, Inc. (the “Company”) acting in executive session and upon recommendation of the Company’s Compensation Committee, approved the Company’s new compensation plan for non-employee directors of the Board, effective as of July 1, 2010, as described below:

• Annual retainer for each director	$24,000
• Additional annual retainer for service as:
o Lead Director/Chairman	$7,000
o Audit Committee Chair	$5,000
o Compensation Committee Chair	$5,000
o Governance and Nominating Chair	$5,000

            All retainers are to be paid in quarterly installments at the end of each calendar quarter.  In the event that a director attends more than 6 board meetings or more than 6 meetings of any committee upon which they serve in one fiscal year, an additional per meeting fee of $1,000 for in person meetings or $500 for telephone meetings will be paid. If any such “excess” committee meeting is held on the same date as a board meeting, only the board meeting will be considered compensable.

            Upon their initial election or appointment to the Board, each director will receive an award of 15,000 options.  Upon their re-election to the Board each director will receive an award of 10,000 options.  All such equity awards will be made as of the date of such election or appointment and in accordance with the terms of the Company’s applicable option plan.